Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this "Agreement") is entered into as of August 1, 2019 by and between AutoNation, Inc. (together with its subsidiaries and affiliates, the "Company"), and Cheryl Miller (the "Executive").
RECITALS
WHEREAS, the Company and the Executive desire to enter into this Agreement, effective as of the date hereof, and desire to set forth herein the terms and conditions of the Executive's employment with the Company, including certain non-competition covenants applicable to the Executive.
TERMS OF AGREEMENT
In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1.	Employment.
(a)Employment Period. The Executive was appointed as the Chief Executive Officer and President of the Company on July 22, 2019 (the "Commencement Date"). The period during which the Executive shall serve as the Chief Executive Officer and President of the Company (the "Employment Period") pursuant to the terms of this Agreement shall commence on the Commencement Date and shall continue until the close of business on July 31, 2022, unless earlier terminated pursuant to Paragraph 2 of this Agreement.
(b)Duties and Responsibilities. During the Employment Period, the Executive shall have such authority and responsibility and perform such duties as are customary to the offices the Executive holds or as may be reasonably assigned to her from time to time at the direction of the Company's Board of Directors. During the Employment Period, the Executive's employment shall be full time and the Executive shall perform her duties honestly, diligently, competently, in good faith and in what she believes to be the best interests of the Company and shall use his best efforts to promote the interests of the Company.
(c)Base Salary. In consideration for the Executive's services hereunder and the restrictive covenants contained herein, the Executive shall be paid a base salary during the Employment Period at an annual rate of $1,050,000 (the "Salary"). The Salary will be payable in accordance with the Company's customary payroll practices and will be subject to annual review and adjustment by the Compensation Committee (the "Committee") of the Company's Board of Directors (or such other duly authorized committee or subcommittee, as applicable); provided, however, that the Salary shall not be reduced during the Employment Period.
(d)Bonus. During the Employment Period, the Executive shall participate in the Company's annual bonus plan for senior executives as in effect from time to time (the "Plan") at such target award levels and upon such terms and conditions as are determined in the discretion of the Committee (or such other duly authorized committee or subcommittee, as applicable); provided, however, that the target award level for annual bonuses under the Plan will be no less than 150% of the Executive's Salary at such time. The Company shall pay the Executive her annual bonus in respect of the 2019 fiscal year, applying the 150% target percentage to base salary received from January 1, 2019 through December 31, 2019 on the date the annual bonuses are paid to the other senior executives of the Company.
(e)Benefits. During the Employment Period, the Executive shall be eligible (i) to participate in any retirement plans, insurance programs and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of executives of the Company, subject to the provisions of such plans and programs, (ii) either (A) to be granted an annual vehicle allowance of $45,000, (B) to use up to two demonstrator vehicles annually, or (C) to be granted an annual vehicle allowance of $22,500 and to use one demonstrator vehicle annually, (iii) for an annual executive physical and (iv) for an annual Company match under the Company's Deferred Compensation Plan in an amount determined by the Company in its sole and absolute discretion from time to time.
(f)Expenses. In addition to the compensation and benefits described above, the Executive shall be reimbursed for all out-of-pocket expenses reasonably incurred by her on behalf of or in connection with the business of the Company during the Employment Period, upon delivery of receipts and pursuant to the reimbursement standards and guidelines of the Company.
(g)Equity-Based Awards. The Executive shall be eligible to receive an annual grant of equity-based awards during the Employment Period, commencing in 2020, at an appropriate level as determined by the Committee (or such other duly authorized committee or subcommittee, as applicable), with a grant date value of no less than $5,000,000 (notwithstanding any negative discretion the Committee may otherwise have with respect to the grant of equity-based awards).
(h)2019 Top-Up Award. As soon as reasonably practicable following the Commencement Date, the Executive shall be granted a 2019 “top-up” equity award of restricted stock units with an aggregate grant date fair value of $3,150,000, two-thirds of which shall be restricted stock units, subject to a four-year installment vesting schedule, and one-third shall be three-year performance-based restricted stock units, subject to a three-year cliff vesting, pursuant to the 2017 Employee Equity and Incentive Plan and applicable awards agreement for executive officers previously approved by the Committee for 2019 (the "Top-Up Award"). The Executive shall have until at least August 15, 2019 to accept such award.
2.Termination.
(a)Cause, Death and Disability. At any time during the Employment Period, the Company shall have the right to terminate the Employment Period and to discharge the Executive for "Cause" (as defined below). Upon any such termination by the Company for Cause, the Executive or her legal representatives shall be entitled to that portion of the Salary prorated through the date of termination, and the Company shall have no further obligations hereunder. "Cause" means that the Executive has: (i) breached her restrictive covenants set forth in this Agreement; (ii) failed or refused to perform her assigned duties and responsibilities to the Company in any material respect, after written notice and a reasonable opportunity to cure; (iii) willfully engaged in illegal conduct or gross misconduct in the performance of her duties to the Company; (iv) committed an act of fraud or dishonesty affecting the Company or committed an act constituting a felony; or (v) willfully violated any material Company policies (including the Code of Ethics Policy for Senior Officers) in any material respect. No act or failure to act on the part of the Executive shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith or without reasonable belief that the Executive's act or failure to act was in the best interests of the Company.
The Company acknowledges that the Executive may resign or otherwise terminate the Employment Period and her employment with the Company without Good Reason (as defined below), provided that (a) the Company shall have no further obligations hereunder from and after the end of the Employment Period in such event and the Executive's rights with respect to any equity-based awards held by her shall be as set forth in the applicable equity or other incentive plan and any award agreements and (b) the Executive shall provide reasonable written notice to the Company (in no event less than twenty (20) business days) of such resignation or termination, shall provide a reasonable transition of her duties and responsibilities with the Company and shall coordinate with the Company as to the public communication of the resignation or termination in order to ensure an orderly transition.
In addition, in the event that during the Employment Period the Executive (i) dies, the Employment Period shall automatically terminate, or (ii) is unable to perform her duties and responsibilities as provided herein, with reasonable accommodation, due to her physical or mental disability or sickness (a) for more than ninety (90) consecutive days, or one hundred (100) non-consecutive days, during any period of twelve (12) consecutive months or (b) reasonably expected to extend for greater than three (3) months, the Company may at its election terminate the Employment Period and the Executive's employment. In the case of clause (i) or clause (ii) above, the Company shall have no further obligations hereunder from and after such termination date and the Executive's rights with respect to any equity-based awards held by her shall be as set forth in the applicable equity or other incentive plan and any award agreements.
(b)Without Cause by the Company or by Executive for Good Reason. At any time during the Employment Period, the Company shall have the right to terminate the Employment Period and to discharge the Executive without Cause effective upon delivery of 30 days’ prior written notice to the Executive. At any time during the Employment Period, the Executive shall have the right to terminate the Employment Period for Good Reason if, after delivery of written notice to the Company of her intent to terminate the Employment Period for Good Reason, the Company has not cured the circumstances constituting "Good Reason" within ten (10) business days. Upon such termination of the Employment Period by the Company without Cause or by the Executive for Good Reason, as long as the Executive is in compliance with the provisions of Paragraphs 3 and 4 below and within sixty (60) days of termination of the Executive's employment the Executive executes a reasonable and mutually acceptable severance agreement with the Company that includes a release of the Company and a covenant of reasonable cooperation on matters Executive is involved with pertaining to the Company (a "Severance Agreement"), the Executive will be entitled to (i) in equal installments over twenty-four (24) months in accordance with the Company's regular payroll practices commencing with the first administratively practical regular payroll date next following the effectiveness of the release set forth in the Severance Agreement, two times the sum of (A) the Executive's Salary as in effect on the date of the Executive's termination of employment (or if greater, as in effect prior to the event giving rise to Good Reason) and (B) the Executive's target annual bonus as in effect on the date of the Executive's termination of employment (or if greater, as in effect prior to the event giving rise to Good Reason), and (ii) in a lump sum at the same time bonuses are paid to active employees generally and as soon as reasonably practicable following the effectiveness of the release set forth in the Severance Agreement, but in no event later than March 15th of the calendar year following the calendar year that includes the date of the Executive's termination of employment, an amount equal to the Executive's annual bonus as determined by the Committee, pro-rated for the number of days the Executive was employed during the calendar year through the date of the Executive's termination of employment.
In addition, upon such termination of the Employment Period by the Company without Cause or by the Executive for Good Reason, as long as the Executive is in compliance with the provisions of Paragraphs 3 and 4 below and the Executive executes a Severance Agreement within sixty (60) days of termination of the Executive's employment, the Company shall pay the Executive in a lump sum no later than the first administratively practical regular payroll date next following the effectiveness of the release set forth in the Severance Agreement, an amount equal to the cost of coverage under COBRA, grossed up for taxes, based on the Executive's then-current health, dental and vision elections for an eighteen (18) month period.
The Executive's rights with respect to any equity-based awards held by her shall be as set forth in the applicable equity or other incentive plan and any award agreements.
"Good Reason" means the occurrence (without the Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act:
(i) the assignment to the Executive of any duties inconsistent with the Executive's status or a substantial adverse alteration in the nature or status of the Executive's responsibilities, including, without limitation, the Executive ceasing to be Chief Executive Officer of a public company;
(ii) a reduction by the Company in the Executive's Salary;
(iii) the relocation of the Executive's principal place of employment by more than 50 miles or the Company's requiring the Executive's to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's previous business travel obligations;
(iv) the failure by the Company to pay to the Executive's any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; or
(v) the failure by the Company to continue in effect any compensation plan in which the Executive participates which is material to the Executive's total compensation, including but not limited to the Company's equity-based long term incentive plans and annual incentive plans, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or an adverse change in the Executive's participation therein (or in such substitute or alternative plan) either in terms of the amount or timing of payment of benefits provided or the level of the Executive's participation relative to other participants.
The Executive's right to terminate her employment for Good Reason shall not be affected by her incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, that the Executive provides the Company with a written notice of termination within sixty days (60) days following the occurrence of the event constituting Good Reason. In no event shall the Executive have Good Reason to terminate employment if such act or failure to act has been cured within thirty (30) days after a notice of termination is delivered by the Executive to the Company.
(c)Upon termination of the Employment Period hereunder or removal of the Executive as Chief Executive Officer of the Company, at the Company's request the Executive shall resign from the Company's Board of Directors.
(d)Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), (i) no amounts shall be paid to the Executive under Paragraph 2 of this Agreement until the Executive would be considered to have incurred a separation from service from the Company within the meaning of Section 409A of the Code, and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive's separation from service shall instead be paid within 30 days following the date that is six months following the Executive's separation from service (or death, if earlier). Each amount to be paid or benefit to be provided to the Executive pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. Notwithstanding anything herein to the contrary, in no event shall the timing of the Executive's execution of the release described in Severance Agreement, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year.
3.Restrictive Covenants. The Executive hereby acknowledges that the Company is as of the date hereof engaged primarily in the sale, leasing, financing and servicing of new and used vehicles, as well as the provision of related services and products, such as the sale of parts and accessories, extended service contracts, aftermarket automotive products and collision repair services (the "Auto Business"). The Executive further acknowledges that: (i) the Company may engage in additional related businesses or in separate and distinct businesses from time to time, (ii) the Company currently engages in its businesses by means of traditional retail establishments, the Internet and otherwise and the Company may in the future engage in its businesses by alternative means, and (iii) the Executive's position with the Company is such that she will be privy to specific trade secrets, confidential information, confidential business lists, confidential records, customer goodwill, specialized training and employees, any or all of which have great and competitive value to the Company.
The Executive hereby agrees that, during the Executive's employment with the Company and for a period of one (1) year following the termination of the Executive's employment with the Company (by the Company or the Executive for any reason), the Executive shall not, directly or indirectly, anywhere in the United States (or in any other geographic area outside the United States where the Company conducts business at any time during Executive's employment with the Company):
(a)participate or engage in or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever (except for an ownership interest not exceeding 1% of a publicly-traded entity), if such entity or its affiliates is engaged, directly or indirectly, in the Auto Business or any other business of the type and character engaged in or competitive with any business conducted by the Company at any time during the Executive's employment by the Company on or after the date hereof;
(b)employ, or knowingly permit any company or business directly or indirectly controlled by her to employ, any person who is known by Executive to be, or have been, employed by the Company or any subsidiary or affiliate of the Company at or within the prior six (6) months, or in any manner seek to induce any such person to leave his or her employment (including, without limitation, for or on behalf of a subsequent employer of the Executive);
(c)solicit any customers to patronize any business directly or indirectly in competition with the businesses conducted by the Company or any subsidiary or affiliate of the Company at any time during the Executive's relationship with the Company; or
(d)request or advise any Person who is a customer or vendor of the Company or any subsidiary or affiliate of the Company or its successors to withdraw, curtail or cancel any such customer's or vendor's business with any such entity.
4.Confidentiality. The Executive hereby agrees that, without the prior approval of the Company, she shall not after her employment with the Company: (1) give any interviews or speeches, write any books or articles, make any public statements (whether through the press, at automobile trade conferences or meetings or through similar media), or make any disparaging or negative statements: (x) concerning any confidential or non-public information of or about the Company or any of its businesses or, except in a positive manner, concerning the reputation of the Company or the personal or business reputations of its directors, officers, shareholders or employees, (y) concerning any matter she has participated in while an employee of the Company, other than in a positive manner and to the extent that it would not involve disclosing any confidential or non-public information, or (z) in relation to any matter concerning the Company or any of its businesses occurring after the Employment Period, other than in a positive manner; or (2) take any action with the intent to impede, disrupt or interfere with the contracts, agreements, understandings, communications or relationships of the Company with any third party.
5.Acknowledgments of the Parties. The parties agree and acknowledge that the restrictions contained in Paragraphs 3 and 4 are reasonable in scope and duration and are necessary to protect the Company. To the extent that the restrictions contained in Paragraphs 3 and 4 are inconsistent with any similar provision in any restrictive covenants and confidentiality agreement entered into in connection with any equity award, the terms of this provision are intended to and shall control, notwithstanding the fact that the terms of any such other agreement may be broader in scope or indicate that such other agreement shall control. If any provision of Paragraphs 3 or 4 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstances or the validity or enforceability of any other provisions of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and/or to delete specific words or phrases and in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive agrees and acknowledges that the breach of Paragraph 3 or 4 will cause irreparable injury to the Company, and upon breach of any provision of such Paragraphs, the Company shall be entitled to injunctive relief, specific performance or other equitable relief, provided, however, that such remedies shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages). Furthermore, the severance pay and severance benefits which are being paid or are being provided to the Executive pursuant to Paragraph 2(b) of this Agreement shall immediately cease (provided that the Executive shall be entitled to receive and retain at least one thousand dollars ($1,000) of severance payments and benefits) and not be resumed in the event that the Executive (i) is in material breach of any such confidential information, non-solicitation or non-competition covenant, or any other restrictive covenant agreement with the Company or any Subsidiary, including Paragraphs 3 and 4 of this Agreement (collectively, the "Restrictive Covenants") or (ii) would be in material breach of the Restrictive Covenants had such Restrictive Covenants been in effect through the eighteen (18) month period following the date of the Executive's termination of employment. In the event that Executive violates any agreement or policy which would give rise to the forfeiture of any equity award, under any restrictive covenants and confidentiality agreement entered into in connection with such equity award, any such violation must be material (as determined by the Company in its reasonable discretion) in order for any forfeiture to occur, notwithstanding that such restrictive covenants and confidentiality agreement does not contain a materiality qualifier.
6.Notices. All notices, requests, demands, claims or other communications hereunder shall be in writing and shall be deemed given if delivered by certified or registered mail (first class postage pre-paid), hand delivery, guaranteed overnight delivery or by email, if such transmission is confirmed by certified or registered mail (first class postage pre-paid), hand delivery or guaranteed overnight delivery, to the following addresses (or to such other addresses which such party shall designate in writing to the other parties):
To the Company:
AutoNation, Inc.
200 SW 1st Ave, Ste 1600
Fort Lauderdale, Florida 33301
Attention: General Counsel
Email: edmundsc@autonation.com

To Executive:
Cheryl Miller
200 SW 1st Ave, Ste 1600
Fort Lauderdale, Florida 33301
Email: cmiller@autonation.com
With a copy to Executive’s home address on file with the Company.

7.Amendment, Waiver, Remedies. This Agreement may not be modified, amended, supplemented, extended, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or in equity, that they may have against each other.
8.Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by her. The Company may assign its rights, together with its obligations hereunder, to any of its affiliates or subsidiaries, or any successor thereto.
9.Severability; Survival; Term. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of this Agreement (other than Paragraph 1 and, except for obligations in

Paragraph 2 resulting from a termination of the Employment Period, Paragraph 2) will survive the termination for any reason of the Employment Period and Executive's relationship with the Company. If the Employment Period has not been terminated in accordance with Paragraph 2 of this Agreement prior to July 31, 2022, (i) the respective obligations of the parties under Paragraphs 1 and 2 hereof shall terminate on July 31, 2022, and (ii) the provisions of Paragraphs 3-11 under this Agreement shall survive.
10.Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
11.Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State.
12.Agency. Nothing herein shall imply or shall be deemed to imply an agency relationship between the Executive and the Company.
* * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
AUTONATION, INC., a Delaware corporation
/s/ Coleman Edmunds
Executive Vice President, General Counsel &
Corporate Secretary

/s/ Cheryl Miller
Cheryl Miller, individually